Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-71432) of JLG Industries, Inc. of our report dated June 14, 2004, relating to the financial statements of JLG Industries, Inc. Employees’ Retirement Savings Plan, which appears in the Form 11-K for the year ended December 31, 2003.

/s/  Grant Thornton LLP

Baltimore, Maryland
June 14, 2004